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                                 UNITED STATES                                                      OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION                                   -----------------------------
                             Washington, D.C. 20549                                         OMB NUMBER:         3235-0058
                                                                                            EXPIRES:        JUNE 30, 1991
                                                                                            Average estimated burden
                                  FORM 12B-25                                               hours per response . . . 2.50
                          NOTIFICATION OF LATE FILING                                       -----------------------------
                                                                                                    SEC FILE NUMBER

                                                                                            -----------------------------
                                  (Check One):                                                        CUSIP NUMBER
 [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR
                                                                                            -----------------------------
                For Period Ended:  March 31, 1996

                [    ]   Transition Report on Form 10-K
                [    ]   Transition Report on Form 20-F
                [    ]   Transition Report on Form 11-K
                [    ]   Transition Report on Form 10-Q
                [    ]   Transition Report on Form N-SAR

                For the Transition Period
                Ended:_______________________________________________________
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Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________________
_______________________________________________________________________________
_______________________________________________________________________________
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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

     Wavemat, Inc.
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Former Name if Applicable

     44191 Plymouth Oaks Blvd., Suite 100
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Address of Principal Executive Office (Street and Number)

     Plymouth, Michigan 48170
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a)  The reasons described in reasonable detail in Part II; of
        |      this form could not be eliminated without unreasonable effort
        |      or expense;
        | (b)  The subject annual report, semi-annual report, transition report
[ X ]   |      on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,
        |      will be filed on or before the fifteenth calendar day following
        |      the prescribed due date; or the subject quarterly report of
        |      transition report on Form 10-Q, or portion thereof will be
        |      filed on or before the fifth calendar day following the
        |      prescribed due date; and
        | (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

    Wavemat Inc. is unable to complete and verify the information required to be contained in its Form 10-QSB for the quarter ended March 31, 1996 by May 15, 1996.

                                                 (Attach Extra Sheets if Needed)


SEC 1344 (5/89)
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

            Sharon K. Zitnik                    313          454-0020
        --------------------------------  -------------  -----------------------
                (Name)                      (Area Code)  (Telephone Number)

(2)     Have all other periodic reports required under section 13 or
        15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              [x] Yes     [ ] No

(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [ ] Yes     [x] No

        If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                 WAVEMAT, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   May 14, 1996               By: /s/Sharon K. Zitnik
       -------------------------   ---------------------------------------------
                                   Sharon K. Zitnik, Vice President, Treasurer,
                                   Secretary & Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
================================================================================

                              GENERAL INSTRUCTIONS

        1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

        2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, DC 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

        3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the Registrant is registered.

        4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amendment notification.